PLACEMENT AGENT AND ADVISORY

SERVICES AGREEMENT

This Placement Agent and Advisory Services Agreement (this "Agreement") is made as of July 15, 2008 (the “Effective Date”), by and between Abviva, Inc., a Nevada corporation (together with its subsidiaries, the "Company"), and Doherty & Company, LLC, a Delaware limited liability company ("D&C").  D&C and the Company agree as follows:

1.

Engagement of D&C:  The Company hereby engages D&C, and D&C hereby accepts such engagement, to act as the Company's placement agent with respect to finding investors (the “Investors”) for offerings of the Company’s capital stock or convertible debt or other equity-linked securities in a transaction or transactions in compliance with the applicable laws and regulations of any jurisdiction in which securities are sold under this Agreement (each subscriber to such offering, a “Placement”).  The foregoing engagement shall be on an exclusive basis except if an investment is provided through Doug Wilson and affiliates, Chuck Lawrence and affiliates and the current shareholders (the “Carve-out”).

The Company acknowledges and agrees that D&C's obligations hereunder are on a reasonable best efforts basis only and that the execution of this Agreement does not constitute a commitment by D&C to purchase the securities and does not ensure the successful placement of the securities or any portion thereof or the success of D&C with respect to securing any other financing on behalf of the Company.  D&C will act solely as a broker with respect to identifying and negotiating with potential investors in securities that may be issued in a Placement.  D&C will not act as an underwriter in any Placement.

2.

D&C's Compensation:  The Company hereby agrees to pay D&C fees in such amount and upon such terms and conditions contained herein as follows:

(a)  Financial and Operational Advisory Fee.  The Company will be required to issue to D&C (a retainer fee for services provided by D&C hereunder, provided that D&C is able to raise a minimum of $2 million within 180 days) warrants for 8% of the Company’s Fully-Diluted Common Stock, par value $0.0001 per share (the “Advisory Warrant Shares”).  The Advisory Warrant Shares shall have an exercise price of $0.05 per share and shall have a five (5) year term. The Advisory Warrant Shares will be issued to D&C upon a minimum of $2 million raised at a mutually agreeable share price and shall vest 25% upon the 181st day after execution of this agreement and 5% each month over the subsequent months.  The Advisory Warrant Shares, which will carry such legends under SEC Rule 144 as are deemed appropriate and necessary by the Company’s counsel, will be included in the first registration statement filed by the Company covering the securities issued in any Placement hereunder (or securities issuable upon conversion or exercise thereof).  Subject to compliance with federal and state laws and regulations and an opinion of the Company’s counsel (at the Company’s expense), which shall not be unreasonably withheld and the rules of any self-regulatory organization, the Advisory Warrant Shares will be transferable within D&C’s organization, at D&C’s discretion, or as obligated to participating FINRA member firms.

(b)  Success Fees.  The Company will pay D&C a Success Fee, as described below, when the Company closes on a Placement during the Term of this Agreement except no Success will be paid to D&C if an investment is received from the parties listed in the Carve-out.

Computation and Payment of Success Fees.

Placements.  For each Placement, the Success Fee will be (x) a cash fee equal to 8% of gross proceeds raised in the Placement (excluding exercise of any warrants issued in Placement, which D&C shall be entitled to 5% of the gross proceeds) and (y) warrants (the “D&C Warrants”) to purchase 8% of the total number of shares of common stock issued and issuable by the Company to Investors under and in connection with the Placement, including (without limitation) shares issuable upon conversion or exercise of the securities sold in the Placement, at an exercise price equal to the purchase price of the common stock sold in the Placement or, in the event that securities convertible into common stock are sold in the Placement, the conversion price of such securities.

The cash portion of the Success Fee will be due and payable upon the closing of each Placement or exercise of any warrants issued in Placement and will be payable directly to D&C.

D&C Warrants will have a two (2) year term (or such longer term as is provided in any warrants issued in the Placement) and will provide for cashless exercise (even if the Investors do not have such a right).  D&C Warrants will have the benefit of full ratchet anti-dilution protection against issuances of securities at prices (or with conversion or exercise prices, in the case of convertible securities, warrants, options or rights) below the exercise price of D&C Warrants (except for securities issued upon the exercise or conversion of currently outstanding warrants or convertible securities).  The shares underlying D&C Warrants will be included in the first registration statement filed by the Company covering the securities issued in the Placement (or securities issuable upon conversion or exercise thereof).   Subject to compliance with federal and state laws and regulations, and the rules of any self-regulatory organization, D&C Warrants will be transferable within D&C’s organization, at D&C’s discretion, or as obligated to participating FINRA member firms.  D&C Warrants will contain such other terms and conditions no less favorable to D&C than the term and conditions of any warrants issued to the Investors in the Placement.

(c)  M&A Transaction Fees.  During the term of this Agreement, the Company agrees to appoint D&C as a non-exclusive investment banker with respect to possible merger, acquisition, joint venture, sale of all or substantially all of the assets of the Company (any of the foregoing, a “M&A Transaction”), subject in all cases to D&C’s agreement so to act.  In connection with an M&A Transaction that the Company agrees to retain D&C’s services in a separate writing, the Company agrees to pay D&C a fee which will be a percent of the value of the aggregate consideration paid in the M&A Transaction in accordance with the attached fee schedule (Exhibit B).

3.

Certain Matters Relating to D&C’s Duties:

(a)

D&C shall (i) assist the Company in the preparation of  information documents to be shared with potential Investors (ii) identify and screen potential Investors, and (iii) perform other related duties.

(b)

D&C shall perform its duties under this Agreement in a manner consistent with the instructions of the Company. Such performance shall include the delivery of information to potential interested parties, conducting due diligence, and leading discussions with potential Investors.

(c)

D&C shall not engage in any form of general solicitation or advertising in performing its duties under this Agreement and shall otherwise comply in all respects with Securities And Exchange Commission Regulation D, Rules 501, 502, 503, 506, 507 and 508. This prohibition includes, but is not limited to, any mass mailing, any advertisement, article or notice published in any magazine, newspaper or newsletter and any seminar or meeting where the attendees have been invited by any mass mailing, general solicitation or advertising.

(d)

D&C is and will hereafter act as an independent contractor and not as an employee of the Company and nothing in this Agreement shall be interpreted or construed to create any employment, partnership, joint venture, or other relationship between D&C and the Company. D&C will not hold itself out as having, and will not state to any person that D&C has, any relationship with the Company other than as an independent contractor. D&C shall have no right or power to find or create any liability or obligation for or in the name of the Company or to sign any documents on behalf of the Company.  The employment status, allowances and responsibilities of Michael Doherty and Brandon Rockow as individuals are to be defined subsequent to this Agreement.

(e)

D&C agrees, represents and warrants that: (i) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (ii) this Agreement has been duly authorized and executed by and constitutes a valid and binding agreement of D&C enforceable in accordance with its terms; (iii) D&C has all applicable securities licenses that may be required to engage in the activities contemplated by this Agreement; (iv) the general terms of this Agreement, in particular D&C’s compensation hereunder, are a material item of disclosure that must be made to any prospective investor prior to the acceptance of any investment funds either through an Offering Memorandum or subscription agreement; and (v) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of D&C’s certificate of organization or operating agreement. Further, this Agreement and the transactions contemplated herein shall not conflict with or result in the breach of any agreement to which D&C is a party at the time the transactions contemplated herein are consummated.

3.

Certain Matters Relating to Company’s Duties:

(a)

The Company shall promptly provide D&C with all relevant information about the Company (to the extent available to the Company in the case of parties other than the Company) that shall be reasonably requested or required by D&C, which information shall be complete and accurate in all material respects, to the best knowledge of  Company, at the time furnished.

(b)

The Company recognizes that in order for D&C to perform properly its obligations in a professional manner, it is necessary that D&C be informed of and, to the extent practicable, participate in meetings and discussions between the Company and any third party, including, without limitation, any prospective purchaser of the Company’s securities, relating to the matters covered by the terms of D&C's engagement.

(c)

The Company agrees that any report or opinion, oral or written, delivered to it by     D&C is prepared solely for its confidential use and shall not be reproduced, summarized, or referred to in any public document or given or otherwise divulged to any other person without D&C's prior written consent, except as may be required by applicable law or regulation.

(d)

The Company represents and warrants that: (i) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (ii) this Agreement has been duly authorized and executed by and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms; and (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of the Company's certificate of incorporation or by-laws. Further, this Agreement and the transactions contemplated herein shall not conflict with or result in the breach of any agreement to which the Company is a party at the time the transactions contemplated herein are consummated.

4.

Term; Termination of Agreement. The term of this Agreement shall commence on the Effective Date and shall expire on January 15, 2009; provided that the term automatically shall be extended for an additional six months if D&C raises an aggregate of $2,000,000 for the Company by completing a Placement or a series of Placements on or before January 4, 2009 (the “Term”).  Either party may terminate this Agreement prior to its expiration (i) for any reason within the contiguous 180 (One Hundred Eighty) days following the Effective Date by notifying the other party in writing notice of termination or (ii) by   notifying the other party in writing upon a material breach by that other party, unless such breach is curable and is in fact cured within fifteen (15) days after such notice. Notwithstanding the foregoing, all provisions of this Agreement (including Exhibit A hereto) other than Sections 1, 3 and 4 (a) and (b) shall survive the termination or expiration of this Agreement.  D&C shall be entitled to compensation under Section 2 (and payment for non-accountable expenses under Section 12) based on the completion of a Placement prior to the termination or expiration of this Agreement or during the period one year following termination so long as any Investors (or any affiliate of any such person or entity) were identified by or introduced to the Company by D&C.

Except as otherwise specifically provided for herein, the Company shall have no liability to D&C should the Company terminate this Agreement prior to the completion of a Placement.

5.

Indemnification.  The indemnification provisions set forth in Exhibit A hereto are incorporated by reference and are a part of this Agreement.

6.

Notices. Any notice, consent, authorization or other communication to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally, when transmitted by fax during the normal business hours of the party receiving such notice so long a copy of that notice is also send by certified mail, return receipt requested at the time it is transmitted by fax,  five business  days after being mailed by certified mail, return receipt requested or one business day after being sent by a nationally recognized overnight delivery service, charges and postage prepaid, properly addressed to the party to receive such notice, at the following address or fax number for such party (or at such other address or fax number as shall hereafter be specified by such party by like notice):

(a)

If to the Company, to:

Abviva, Inc.

Douglas Lane

10940 Wilshire Blvd., Suite 600

Los Angeles, CA 90024

Telephone Number:   (310) 443-4102

Fax Number:  (310) 443-4103

E-mail:  dclane@abviva.com

(b)

If to D&C, to:

Michael Doherty

Chairman of the Executive Committee and Co-Head of Corporate Finance

Doherty & Company, LLC

1999 Avenue of the Stars, Ste. 1800

Los Angeles, CA  90067

Telephone Number:

(310) 623-0594

Fax Number:

(866) 872-2231

E-mail:  mdoherty@dohertyllc.com

7.

Company to Control Transactions.  The terms and conditions under which the Company would enter into a Placement shall be at the sole discretion of the Company.  Nothing in this Agreement shall obligate the Company to actually consummate a Placement.  The Company may terminate any negotiations or discussions at any time and reserves the right not to proceed with a Placement.

8.

Confidentiality of Company Information. D&C, and its officers, directors, employees and agents shall maintain in strict confidence and not copy, disclose or transfer to any other party (1) all confidential business and financial information regarding the Company and its affiliates, including without limitation, projections, business plans, marketing plans, product development plans, pricing, costs, customer, vendor and supplier lists and identification, channels of distribution, and terms of identification of proposed or actual contracts and (2) all confidential technology of the Company. In furtherance of the foregoing, D&C agrees that it shall not transfer, transmit, distribute, download or communicate, in any electronic, digitized or other form or media, any of the confidential technology of the Company. The foregoing is not intended to preclude D&C from utilizing, subject to the terms and conditions of this Agreement, an Offering Memorandum, subscription agreement and/or other documents prepared or approved by the Company for utilization in connection with the transactions contemplated hereunder.  Further, the Company must approve any such Offering Memorandum, subscription agreement or other documents, and any amendments or supplements thereto, being prepared by D&C, before it is mailed to prospective Investors. All communications regarding any possible transactions, requests for due diligence or other information, requests for facility tours, product demonstrations or management meetings, will be submitted or directed to the Company, and D&C shall not contact any employees, customers, suppliers or contractors of the Company or its affiliates without express permission from the Company.  Nothing in this Agreement shall constitute a grant of authority to D&C or any representatives thereof to remove, examine or copy any particular document or types of information regarding the Company, and the Company shall retain control over the particular documents or items to be provided, examined or copied. If a Placement is not consummated, or if at any time the Company so requests, D&C and its representatives will return to the Company all copies of information regarding the Company in their possession.

The provisions of this Section shall survive any termination of this Agreement.

9.

Press Releases, Etc.  The Company shall control all press releases or announcements to the public, the media or the industry regarding any Placement or business relationship involving the Company or its affiliates.  Except for communication to Investors in furtherance of this Agreement, D&C will not disclose the fact that discussions or negotiations are taking place concerning a possible Placement involving the Company, or the status or terms and conditions thereof.

10.

Due Diligence: Neither the Company, nor any of its directors, officers or stockholders, should, in any way rely on D&C to perform any due diligence with respect to the Company.  It is expressly understood and agreed that the Investors will conduct their own due diligence on the Company and the opportunity.

11.

Expenses, Etc. The Company will pay to D&C a non-accountable expense fee, payable in cash, equal to 2% of gross proceeds in each Placement (the “Non-Accountable Fee”).  The Company will pay out-of-pocket expense incurred by D&C with the Company’s prior written approval.  The Company shall not  pay out-of-pocket expenses to D&C if the total of D&C expenses is less than 2% of the gross proceeds in each Placement.  The Non-Accountable Fee and out-of-pocket expense (if applicable) will be paid in the same time and manner as the Success Fee.

12.

Compliance with Laws.  D&C represents and warrants that it shall conduct itself in compliance with applicable federal and state laws including without limitation the Securities Act of 1933 and the Securities Exchange Act of 1934 and all applicable rules and regulations promulgated thereunder.  D&C represents that it is not a party to any other Agreement, which would conflict with or interfere with the terms and conditions of this Agreement.

13.

Assignment Permissable.  D&C reserves the right to assign a portion of this Agreement to one or more sub-agents with respect to any Placement, subject to the prior written consent of the Company, which may be withheld for any or no reason.  Any approved sub-agent shall be paid directly any portion of the Financial and Operational Advisory Fee and Success Fees as agreed to by D&C.    The Company does acknowledge that D&C may pay other consultants or agents in connection with the Placement(s).

14.

Amendments.  Neither party may amend this Agreement or rescind any of its existing provisions without the prior written consent of the other party.

15.

Governing Law; Dispute Resolution.  This Agreement shall be deemed to have been made in the State of California and shall be construed, and the rights and liabilities determined, in accordance with the law of the State of California, without regard to the conflicts of laws rules of such jurisdiction with the exception of the application of securities laws in which case such controversies shall be resolved in accordance with federal securities laws. Any controversy or claim relating to or arising from this Agreement (an "Arbitrable Dispute") shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") as such rules may be modified herein or as otherwise agreed by the parties in controversy. The forum for arbitration shall be Los Angeles County, California. Following thirty (30) days notice by any party of intention to invoke arbitration, any Arbitrable Dispute arising under this Agreement and not mutually resolved within such thirty (30) day period shall be determined by a single arbitrator upon which the parties agree, or in event of non agreement, as selected by the AAA.

16.

Waiver.  Neither D&C’s nor the Company’s failure to insist at any time upon strict compliance with this Agreement or any of its terms nor any continued course of such conduct on their part shall constitute or be considered a waiver by D&C or the Company of any of their respective rights or privileges under this Agreement.

17.

Severability. If any provision herein is or should become inconsistent with any present or future law, rule or regulation of any sovereign government or regulatory body having jurisdiction over the subject matter of this Agreement, such provision shall be deemed to be rescinded or modified in accordance with such law, rule or regulation.  In all other respects, this Agreement shall continue to remain in full force and effect.

18.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and will become effective and binding upon the parties at such time as all of the signatories hereto have signed a counterpart of this Agreement.  All counterparts so executed shall constitute one Agreement binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart.  Each of the parties hereto shall sign a sufficient number of counterparts so that each party will receive a fully executed original of this Agreement.

19.

Entire Agreement.  This Agreement (together with Exhibit A and B hereto) constitutes the entire agreement between the Company and D&C. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any party hereto to any other party concerning the subject matter hereof.  All prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants and warranties concerning the subject matter hereof are merged herein and shall be of no further force or effect.

Doherty & Company, LLC (the “D&C”)

By: /s/ Michael Doherty

            Michael Doherty

Title:

Managing Director

Abviva, Inc. (the “Company”)

By: /s/ Douglas Lane

            Douglas Lane

Title:

Chief Executive Officer

EXHIBIT A

Indemnification

The Company agrees that it shall indemnify and hold harmless, D&C, its shareholders, members, directors, officers, employees, agents, affiliates and controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934 and Section 15 of the Securities Act of 1933, each as amended (any and all of whom are referred to as an "Indemnified Party"), from and against any and all losses, claims, damages, liabilities, or expenses, and all actions in respect thereof (including, but not limited to, all legal or other expenses reasonably incurred by an Indemnified Party in connection with the investigation, preparation, defense or settlement of any claim, action or proceeding, whether or not resulting in any liability), incurred by an Indemnified Party with respect to, caused by, or otherwise arising out of any transaction contemplated by this Agreement or D&C's performing the services contemplated hereunder; provided, however, the Company will not be liable to the extent, and only to the extent, that any loss, claim, damage, liability or expense is finally judicially determined to have resulted primarily from D&C's breach of this Agreement, gross negligence or bad faith in performing those services to be provided under this Agreement.

If the indemnification provided for herein is conclusively determined (by an entry of final judgment by a court of competent jurisdiction and the expiration of the time or denial of the right to appeal) to be unavailable or insufficient to hold any Indemnified Party harmless in respect to any losses, claims, damages, liabilities or expenses referred to herein, then the Company shall contribute to the amounts paid or payable by such Indemnified Party in such proportion as is appropriate and equitable under all circumstances taking into account the relative benefits received by the Company on the one hand and D&C on the other, from the transaction or proposed transaction under the Agreement or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and D&C on the other, but also the relative fault of the Company and D&C; provided, however, in no event shall the aggregate contribution of D&C and/or any Indemnified Party be in excess of the net compensation actually received by D&C and/or such Indemnified Party pursuant to this Agreement.

The Company shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in which any Indemnified Party is or could be a party and as to which indemnification or contribution could have been sought by such Indemnified Party hereunder (whether or not such Indemnified Party is a party thereto), unless such consent or termination includes an express unconditional release of such Indemnified Party, reasonably satisfactory in form and substance to such Indemnified Party, from all losses, claims, damages, liabilities or expenses arising out of such action, claim, suit or proceeding.

In the event any Indemnified Party shall incur any expenses covered by this Exhibit A, the Company shall reimburse the Indemnified Party for such covered expenses within ten (10) business days of the Indemnified Party's delivery to the Company of an invoice therefore, with receipts attached. Such obligation of the Company to so advance funds may be conditioned upon the Company's receipt of a written undertaking from the Indemnified Party to repay such amounts within ten (10) business days after a final, non-appealable judicial determination that such Indemnified Party was not entitled to indemnification hereunder.

The foregoing indemnification and contribution provisions are not in lieu of, but in addition to, any rights which any Indemnified Party may have at common law hereunder or otherwise, and shall remain in full force and effect following the expiration or termination of D&C's engagement and shall be binding on any successors or assigns of the Company and successors or assigns to all or substantially all of the Company's business or assets.

Exhibit B

MERGER & ACQUISITION

FEE SCHEDULE

(U.S. DOLLARS)

Aggregate Consideration Involved in Transaction	Percent of Transaction
the first $5,000,000	5%
the next $5,000,000	4%
the next $5,000,000	3%
anything in excess of $15,000,000	2%

SCHEDULE A

Services

Channel Point Partners will work with the Company to enhance its financial, compliance and operational activities.

As part of any business engagement D&C conducts a thorough due diligence investigation.  Within 7 days, D&C will deliver to the Company a formal due diligence request list. The due diligence request will allow D&C to gain an intimate understanding of the history of Abviva, which will enhance D&C’s ability to address any investor concerns as they may arise and allow them to better present the overall strategy of the Company.  Most of the items in the due diligence request list can be found in public documents on file with SEC or are in public domain and have already been delivered to and reviewed by D&C.

D&C will work with the Company to create a financial model to analyze the near term and long term capital requirements of the Company.  This analysis will include a detailed cost of capital analysis, which will be used to help determine when, why and how much capital should be raised in any financing and focus on how certain development partnerships may reduce that cost of capital of the Company.  These well vetted financial models will analyze the Company’s potential financial performance as a result of financings and strategic partnerships and will be continually revised and refined. By building these models, D&C will be able to assist the Company and its investors in formulating assumptions about the present and future value of the Company, based on a defined set of metrics and achievable goals.

Once the initial diligence and model building is done, the continual and ongoing quest for money will begin. The overall business plan is to commercialize Mammastatin technology in the form of a diagnostic and, ultimately, a therapeutic.  As the Company achieves key development and commercialization milestones, D&C will work to opportunistically close financings and strategic transactions while acting in behalf of the Company and its shareholders.

In parallel with these activities D&C will help the Company both manage its existing shareholder awareness program, while tapping our own resources to broaden the Company’s shareholder base and improve the shares liquidity. Our extensive contacts with small institutions, high net worth individuals and MicroCap fund managers will allow us to introduce the Company to both primary and secondary investors. D&C will maintain ongoing hands on effort to expand the Company’s constituency. It is of course incumbent upon the Company to perform by meeting or exceeding its targets for any of these efforts to produce worthwhile outcomes.

D&C will assist the Company in various operational initiatives as needed.  This shall include recruiting and hiring of key personnel and advisors and introductions to potential strategic partners.

In summary, D&C’s involvement with the Company will be comprehensive and inclusive of all activities related to corporate finance, strategic planning, market awareness, M&A and the creation of liquidity for the shares.

4